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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


Board of Directors
Dominguez Services Corporation
Long Beach, California


     We have audited in accordance with generally accepted auditing standards the consolidated financial statements included in the 1997 Annual Report to Shareholders of Dominguez Services Corporation, incorporated by reference in this Form 10-K, and have issued our report thereon dated March 5, 1998. Our audits of the consolidated financial statements were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental schedule listed in Part IV of this Form 10-K is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission rules, and is not part of the basic consolidated financial statements. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.





                                   ARTHUR ANDERSEN LLP
                                   Los Angeles, California
March 5, 1998